Exhibit 10.2

CARECLOUD, INC.

BONUS AGREEMENT

This BONUS AGREEMENT (the “Agreement”), dated as of the 6th day of July, 2023 is by and between CareCloud, Inc., a Delaware corporation (the “Company”) and Larry Steenvoorden (the “Executive”).

WHEREAS, the Company and Executive entered into an Executive Employment Agreement (“Employment Agreement”), whereby the Executive was employed as the Chief Financial Officer of the Company effective as of July 10, 2023; and

WHEREAS, the Board of Directors of the Company believes it to be in the best interests of the Company to incentivize the Executive’s employment with the Company by offering a sign-on bonus and a retention bonus under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements hereinafter set forth, the Company and Executive agree as follows:

1. Sign-On Bonus. As soon as reasonably practicable after the date of this Agreement, Company shall grant to the Executive a one-time sign-on bonus (the “Sign-On Bonus”) of a number of restricted stock units (“RSUs”) equal to $50,000 divided by the VWAP (such RSUs shall be rounded up or down, as the case may be, to the nearest whole number), which will entitle the Executive to receive one share of common stock of the Company (“Common Stock”) for each RSU upon its vesting. The Sign-On Bonus RSUs shall vest upon Executive’s successful completion of thirty (30) days of employment with the Company.

2. Retention Bonus. As soon as reasonably practicable after the date of this Agreement, the Company shall grant to the Executive a retention bonus (the “Retention Bonus”) of a number of RSUs equal to $180,000 divided by the VWAP (such RSUs shall be rounded up or down, as the case may be, to the nearest whole number), which will entitle the Executive to receive one share of Common Stock for each RSU upon its vesting. Provided that the Executive remains in the active employ or service of the Company or any of its subsidiaries through each vesting date, (i) one-third of the Retention Bonus RSUs shall vest on July 10, 2024, (ii) one-third of the Retention Bonus RSUs shall vest on July 10, 2025, and (ii) the remaining one-third of the Retention Bonus RSUs shall vest on July 10, 2026.

3. VWAP. For purposes of this Agreement, “VWAP” shall mean the volume weighted average price per share of Common Stock on the Nasdaq Global Market as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service selected by the Company, in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session for the 10-day period ending on July 10, 2023. The VWAP will be determined without regard to after-hours trading or any other trading outside of the primary trading session on such dates. If the VWAP cannot be calculated for shares of Common Stock on the foregoing basis, the VWAP of a share of Common Stock for the aforementioned period shall be as determined in good faith by the Board of Directors of the Company.

4. Equity Incentive Plan and Award Agreement. The grants and issuances of the Sign-On Bonus RSUs and the Retention Bonus RSUs shall be made in accordance with the Company’s Amended and Restated Equity Incentive Plan (“Plan”) and pursuant to a Restricted Stock Unit Award Agreement between the Company and the Executive (“RSU Award Agreement”). In the event of a conflict between the terms of this Agreement and the terms of the Plan and RSU Award Agreement, the terms of the Plan and RSU Award Agreement shall control.

5. No Continued Employment. Nothing in this Agreement, the Plan or the RSU Award Agreement shall confer upon Executive any right to be retained in the service of, or continue to be affiliated with, the Company or any subsidiary, nor does it interfere in any way with the right of the Company to terminate Executive’s employment in accordance with the Employment Agreement.

6. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the Executive at his home address as reflected on the records of the Company, in the case of the Executive, or CareCloud, Inc., 7 Clyde Road, Somerset New Jersey 08873, in the case of the Company.

7. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the choice of law or conflict of laws provisions thereof.

9. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any of its affiliates, or to any other person, partnership, company, or other entity which has purchased substantially all the assets of the Company, provided such assignee assumes all the liabilities of the Company hereunder. This Agreement is personal to the Executive and shall not be assigned by the Executive.

10. Severability. If any provision of any part of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable any other portion of this Agreement. The entire Agreement shall be construed as if it did not contain the particular invalid or unenforceable provision(s) and the rights and obligations of the parties shall be construed and enforced accordingly.

11. Entire Agreement. This Agreement contains the entire agreement of the parties as to the matters herein, and supersedes any and all agreements, letter of intent or understandings between the Executive and the Company as to same. This Agreement may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first herein above written.

EXECUTIVE

By:	/s/ Larry Steenvoorden
Larry Steenvoorden

Date: July 6, 2023

CARECLOUD, INC.

By:	/s/ Kimberly Blanche
Kimberly Blanche
General Counsel

Date: July 6, 2023